EXHIBIT 3.1

THIRTY-FIRST

AMENDMENT

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

VORNADO REALTY L.P.

Dated as of September 9, 2005

THIS THIRTY-FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this “Amendment”), dated as of September 9, 2005, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the “Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003,  the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004, the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004, the Twenty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 30, 2004, the Twenty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 17, 2005, and the Thirtieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 31, 2005  (as so amended, the “Agreement”).

WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as Series D-14 Preferred Units (the “Series D-14 Preferred Units”) and to amend the Agreement to accomplish the same;

WHEREAS, as of the date hereof, the Partnership and the General Partner entered into a Private Placement Purchase Agreement with Belvorn Holdings LLC (the

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“Initial Series D-14 Purchaser”), pursuant to which the Partnership agreed to issue to the Initial Series D-14 Purchaser Series D-14 Preferred Units;

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend the Agreement to establish the Series D-14 Preferred Units and set forth the terms thereof to reflect the issuance of the above-referenced Series D-14 Preferred Units;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.             Exhibit AG, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

2.             Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

“AG.       Issuance of Series D-14 Preferred Units.  From and after the date hereof the Partnership shall be authorized to issue Partnership Units of a new series, which Partnership Units are hereby designated as “Series D-14 Preferred Units”.  Series D-14 Preferred Units shall have the terms set forth in Exhibit AG attached hereto and made part hereof.”

3.             In making distributions pursuant to Section 5.1(B) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Paragraph 2 of Exhibit AG to the Agreement, including, but not limited to, Paragraph 2.G(ii) thereof.

4.             The Agreement is hereby supplemented by adding the following paragraph at the end of Section 8.6 thereof:

Z.            Series D-14 Preferred Unit Exception.  Holders of Series D-14 Preferred Units shall not be entitled to the

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Redemption Right provided for in Section 8.6.A of this Agreement.”

5.             Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

6.             Except as expressly amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

VORNADO REALTY TRUST

By	/s/ Joseph Macnow
	Name:	Joseph Macnow
	Title:	Executive Vice President – Finance and Administration and Chief Financial Officer

Attachment 1

EXHIBIT AG
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION

OF THE

SERIES D-14 PREFERRED UNITS

1.             Definitions.

In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit AG:

“Annual Distribution Rate” shall have the meaning set forth in Section 2.B(i) hereof.

“Change of Control Transaction” shall mean a transaction in which (i) the Common Shares of the General Partner are acquired for cash in a transaction that results in such Shares being held by one Person (“Person”, for purposes of this definition of “Change of Control Transaction”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding the General Partner Entity, any subsidiary of the General Partner Entity, any employee benefit plan or employee stock plan of the General Partner Entity or any subsidiary or any person organized, appointed, established or holding capital shares of the General Partner Entity or a subsidiary pursuant to such a plan, or any person organized by or on behalf of the General Partner Entity to effect a reorganization or recapitalization of the General Partner Entity that does not result in a change in the ultimate beneficial ownership of 35% or more of the voting power of the then outstanding equity interests of the General Partner Entity); (ii) any Person  is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the then outstanding equity interests of the General Partner Entity; or (iii) during any year or any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the General Partner Entity (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the General Partner Entity was approved by a vote of a majority of the trustees of the General Partner Entity then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, to constitute a majority of the Board of

Trustees of the General Partner Entity then in office; provided, however, for purposes of the foregoing determination, an individual who retires from the Board of Trustees of the General Partner Entity and whose resignation is approved by the individuals who at the beginning of such period constituted the Board of Trustees of the General Partner Entity (together with any directors referred to in the preceding parenthetical phrase) will not be considered an individual who was a member of the Board of Trustees of the General Partner Entity at the beginning of such period or who ceased to be a director during such period if the number of directors is reduced following such resignation.  For purposes of (i) and (ii) of this definition, the following transactions shall not be deemed to be a Change of Control Transaction: (1) any such transaction where immediately after such transaction the person or Person or Persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, more than 35% of the then outstanding voting equity interests of the General Partner Entity “beneficially own” (as so determined), directly or indirectly, more than 35% of the total voting power of the then outstanding equity interests of the surviving or transferee Person or (2) any such transaction involving a Person that immediately prior to such transaction is both (x) rated “investment grade” or higher and (y) a Person with an equity market capitalization of $2.0 billion or higher.

“Common Shares” shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

“Distribution Payment Date” shall mean January 1, April 1, July 1 and October 1, in each year, commencing on October 1, 2005; provided, however, that if any Distribution Payment Date falls on any day other than a Unit Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

“Distribution Periods” shall mean quarterly distribution periods commencing on January 1, April 1, July 1, and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period with respect to each Series D-14 Preferred Unit, which shall commence on the date on which such Series D-14 Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Distribution Period).

“Dividend Payment Date” shall mean a dividend payment date with respect to the Series D-14 Preferred Shares.

“Extraordinary Transaction” means with respect to the General Partner Entity or the Partnership, any distribution of cash or property to its shareholders or partners in excess of 35% of its assets, a merger (including without limitation, a triangular merger) or consolidation of the General Partner Entity or the Partnership with or into any other Person which effects a change in the beneficial ownership (as determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended) of at least 35% of the voting securities of the General Partner Entity or the Partnership, a Change of Control Transaction or a sale of all or substantially all of the assets of the General Partner Entity or the Partnership, or any other similar extraordinary transaction involving the General Partner Entity or the Partnership resulting in such change in beneficial ownership.

“Redemption Date” shall have the meaning set forth in Section 2.D(iii) hereof.

“Redemption Price” shall have the meaning set forth in Section 2.D(i) hereof.

“Series D-14 Effective Date” shall be the first to occur of:  (a) January 1, 2016, (b) the first Unit Business Day following any period in which the Partnership has failed to make full distributions in respect of the Series D-14 Preferred Units for six (6) Distribution Periods, whether or not consecutive, (c) the first Unit Business Day following the receipt by the holder of the Series D-14 Preferred Units of (A) notice from the General Partner that the General Partner or the Partnership has taken the position that the Partnership is or likely is a publicly-traded partnership within the meaning of Section 7704 of the Code or any successor provision thereof (a “PTP”) or (B) an opinion rendered by independent counsel familiar with such matters addressed to the holder of Series D-14 Preferred Units that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP, (d) the first Unit Business Day following the date on which any holder of Series D-14 Preferred Units determines, based on results or projected results, that there exists (in such holder’s reasonable judgment) an imminent and substantial risk that the Series D-14 Preferred Units held by such holder represent or will represent 19.5% or more of the total profits or capital interests in the Partnership for a taxable year (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)), (e) the first Unit Business Day following (1) receipt by a holder of or holders of Series D-14 Preferred Units of  notice from the General Partner that the General Partner has reasonably determined that the General Partner will not qualify as a real estate investment trust under Sections 856-860 of the Code for any taxable year or (2) delivery by any holder of Series D-14 Preferred Units to the Partnership and the General Partner an opinion of independent counsel based upon results or projected results to the effect that the General Partner does not or will not likely qualify as a real estate investment trust under Sections 856-860 of the Code for any taxable year, (f)  the first Unit Business Day after the General Partner is required to give the Limited Partners notice of an extraordinary transaction with respect to the General Partner Entity as required under Section 8.5.C of the Partnership Agreement, (g) the first Unit Business Day after the occurrence of any transaction described in the first sentence of Section 8.5.C of the Agreement,  (h) the first Unit Business Day following foreclosure by a lender to whom such units were pledged pursuant to a bona fide financing made for investment purposes upon customary commercial terms, (i) the first Unit Business Day occurring at any time after the third anniversary of the first issuance of Series D-14 Preferred Units if the holders of Series D-14 Preferred Units shall deliver to the General

Partner either (1) a private ruling letter addressed to such Partner or (2) an opinion of independent counsel reasonably acceptable to the General Partner and based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series D-14 Preferred Units at such earlier time would not cause the Series D-14 Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series D-14 Preferred Units is an “investment company” under Section 721(b) of the Code if an exchange were permitted at such earlier date or (j) the first Unit Business Day after the occurrence of an Extraordinary Transaction or, if earlier, the earlier of the date on which the General Partner gives the holders of Series D-14 Preferred Units notice of an Extraordinary Transaction or the date on which an Extraordinary Transaction is publicly announced.

“Series D-14 Notice of Redemption” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-14 Preferred Shares” means the shares of beneficial interest of the General Partner Entity designated as Series D-14 6.75% Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25.00 per share), no par value, having the rights and preferences and other terms set forth in Schedule 1 to this Exhibit AG.

“Series D-14 Preferred Unit” means a Partnership Unit issued by the Partnership having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit AG.

“Series D-14 Redeeming Partner” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-14 Redemption Right” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-14 Specified Redemption Date” shall mean the sixty-first Unit Business Day after receipt by the General Partner of a Series D-14 Notice of Redemption in respect of the Series D-14 Units; provided, however, that the Series D-14 Specified Redemption Date shall mean the tenth Unit Business Day after receipt by the General Partner of a Series D-14 Notice of Redemption delivered in respect of a redemption described in Treas. Reg. § 1.7704-1(e).

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units (as defined below) or any class or series of Partnership Units ranking on a parity with the Series D-14 Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D-14 Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Third Party Redemption Date” shall have the meaning set forth in Section 2.D(ii) hereof.

“Unit Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.                                                                                       Terms of the Series D-14 Preferred Units.

A.    Number.  As of the close of business on the date of the amendment pursuant to which this Exhibit was adopted, the total number of Series D-14 Preferred Units issued and outstanding will be 4,000,000.  Without the approval of existing holders of Series D-14 Units as set forth herein, the Partnership may not issue additional Series D-14 Preferred Units except (i) in connection with an issuance solely to all the then existing holders thereof on the same terms and on an identical per unit basis and (ii) to the General Partner Entity in connection with an issuance of Series D-14 Preferred Shares.

B.    Distributions.  1.  The holders of the then outstanding Series D-14 Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $1.6875 per Series D-14 Preferred Unit (the “Annual Distribution Rate”).  Such distributions with respect to each Series D-14 Preferred Unit shall be cumulative from the date of issuance of such Series  D-14 Preferred Unit and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after September 9, 2005.  Distributions are cumulative from the most recent Distribution Payment Date to which distributions have been paid; provided that the amount per Series D-14 Preferred Unit to be paid in respect of the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, shall be determined in accordance with paragraph (ii) below.  Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date.

2.     The amount of distribution per Series D-14 Preferred Unit accruing in each full Distribution Period shall be computed by dividing the Annual Distribution Rate by four.  The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series D-14 Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year.  The holders of the then outstanding Series D-14 Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series D-14 Preferred Units.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D-14 Preferred Units that may be in arrears.

3.     So long as any Series D-14 Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units (as defined below) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D-14 Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account.  When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series D-14 Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D-14 Preferred Units and such Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account.

4.     So long as any Series D-14 Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than for Common Shares or Junior Shares (as defined in Schedule 1 attached to this Exhibit AG) pursuant to Section 8.6 of the Agreement, a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series D-14 Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D-14 Preferred Units and all past distribution periods with respect to such Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series D-14 Preferred Units and any Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account.

C.    Liquidation Preference.  1.  In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series D-14 Preferred Units shall be entitled to receive an amount equal to the holder’s Capital Account in respect of those Series D-14 Preferred Units; but the holders of Series D-14 Preferred Units shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series D-14 Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series D-14 Preferred Units and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series D-14 Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full.  For the purposes of this Section 2.C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership’s or the General Partner’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

2.     Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series D-14 Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series D-14 Preferred Units, as provided in this Section, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the Series D-14 Preferred Units shall not be entitled to share therein.

D.    The Partnership’s Right to Redeem the Series D-14 Preferred Units.  1.  Except in connection with the redemption of the Series D-14 Preferred Shares by the General Partner as permitted by Article VI of the Declaration of Trust or as set forth in Section E below, the Series D-14 Preferred Units shall not be redeemable prior to September 9, 2010.  On and after September 9, 2010, the General Partner may, at its option, cause the Partnership to redeem the Series D-14 Preferred Units in whole or in part, as set forth herein, subject to the provisions described below, at a redemption price, payable in cash, in an amount equal to the holder’s Capital Account for the Series D-14 Preferred Units being redeemed after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder’s Capital Account is adjusted accordingly (the “Redemption Price”).  Upon any such redemption, the Partnership shall also pay any accrued or accumulated and unpaid distributions to and including the date of redemption in respect of the Series D-14 Preferred Units being redeemed.

2.     Such Series D-14 Preferred Units as are not held by the General Partner may be redeemed by the Partnership on or after September 9, 2010, in whole or in part, at any time or from time to time, upon not less than 61 days’ written notice or upon not less than 30 nor more than 60 days’ written notice if the General Partner determines such lesser period is consistent with avoidance of status as a “publicly traded partnership” within the meaning of Section 7704 of the Code.  If fewer than all of the outstanding Series D-14 Preferred Units that are not held by the General Partner are to be redeemed, the Series D-14 Preferred Units to be redeemed from each holder (other than the General Partner) shall be selected pro rata (as nearly as practicable without creating fractional units).  Any notice of redemption delivered pursuant to this Section D(ii) will be (x) faxed and (y) mailed by the Partnership, by certified mail, postage prepaid, not less than 61 days prior to the date upon which such redemption is to occur or upon not less than 30 nor more than 60 days’ written notice if the General Partner determines such lesser period is consistent with avoidance of status as a “publicly traded partnership” within the meaning of Section 7704 of the Code (the “Third Party Redemption Date”), addressed to each holder of record of the Series D-14 Preferred Units at their respective addresses as they appear on the records of the Partnership.  No failure to give or defect in such notice to a holder of Series D-14 Preferred Units shall affect the validity of the proceedings for the redemption of any Series D-14 Preferred Units with respect to the other holders of Series D-14 Preferred Units.  In addition to any information required by law, each such notice shall state: (a) the Third Party Redemption Date, (b) the amount payable per Series D-14 Preferred Unit upon redemption, including the Redemption Price and any amount payable pursuant to Section D(iv) hereof, (c) the aggregate number of Series D-14 Preferred Units to be redeemed and, if fewer than all of the outstanding Series D-14 Preferred Units are to be redeemed, the number of Series D-14 Preferred Units to be redeemed held by such holder, which number shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series D-14 Preferred Units not held by the General Partner that the total number of Series D-14 Preferred Units held by such holder represents and determined as nearly as practicable without creating fractional interests) of the aggregate number of Series D-14 Preferred Units to be redeemed, (d) the place or places where such Series D-14 Preferred Units are to be surrendered for payment of the amount payable upon redemption and (e) that payment of such amount will be made upon presentation and surrender of such Series D-14 Preferred Units.  If the Partnership gives a notice of redemption in respect of Series D-14 Preferred Units pursuant to this Section D(ii), then, by 12:00 noon, New York City time, on the Third Party Redemption Date, the Partnership will deposit irrevocably in trust for the benefit of the holders of Series D-14 Preferred Units being redeemed funds sufficient to pay the applicable amount payable with respect to such Series D-14 Preferred Units and will give irrevocable instructions and authority to pay such amount to the holders of the Series D-14 Preferred Units upon surrender of the Series D-14 Preferred Units by such holders at the place designated in the notice of redemption.

3.     Such Series D-14 Preferred Units as may be held by the General Partner may be redeemed, in whole or in part, at the option of the General Partner, at any time, upon payment by the Partnership to the General Partner of the Redemption Price and any amount payable pursuant to Section D(iv) hereof with respect to such Series D-14 Preferred Units; provided that the General Partner shall redeem an equivalent number of Series D-14 Preferred Shares.  Such redemption of Series D-14 Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series D-14 Preferred Shares (such date is herein referred to collectively with the Third Party Redemption Date as the “Redemption Date”).

4.     Upon any redemption of Series D-14 Preferred Units, the Partnership shall pay any accrued or accumulated and unpaid distributions for any Distribution Period, or any other period shorter than a full Distribution Period, ending on or prior to the Redemption Date.  On and after the Redemption Date, distributions will cease to accumulate on the Series D-14 Preferred Units called for redemption, unless the Partnership defaults in payment therefor.  If any date fixed for redemption of Series D-14 Preferred Units is not a Unit Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Unit Business Day (and without any interest or other payment in respect of any such delay) except that, if such Unit

Business Day falls in the next calendar year, such payment will be made on the immediately preceding Unit Business Day, in each case with the same force and effect as if made on such date fixed for redemption.  If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series D-14 Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.  Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D-14 Preferred Units called for redemption under this Section 2.D.

5.     If full cumulative distributions on the Series D-14 Preferred Units and any other series or class or classes of Parity Units of the Partnership have not been paid or declared and set apart for payment, except in connection with a purchase, redemption or other acquisition of Series D-14 Preferred Shares or shares of beneficial interest ranking on a parity with such Series D-14 Preferred Shares as permitted under Article VI of the Declaration of Trust and except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account, the Series D-14 Preferred Units may not be redeemed in part and the Partnership may not purchase, redeem or otherwise acquire Series D-14 Preferred Units or any Parity Units other than in exchange for Junior Units.

As promptly as practicable after the surrender of any such Series D-14 Preferred Units so redeemed, such Series D-14 Preferred Units shall be exchanged for the amount of cash (without interest thereon) payable therefore pursuant to Section 2.D(i).  If fewer than all the Series D-14 Preferred Units represented by any physical certificate are redeemed, then the Partnership shall issue new certificates representing the unredeemed Series D-14 Preferred Units without cost to the holder thereof.

E.     Series D-14 Preferred Unit Holder Redemption Right.

1.     General.  a)  Subject to paragraphs (2) and (3) below, on or after the Series D-14 Effective Date, a holder of the Series D-14 Preferred Units shall have the right from time to time (the “Series D-14 Redemption Right”) to require the Partnership to redeem all, or a portion equal to or exceeding $10 million in aggregate liquidation preference of its Series D-14 Preferred Units on any Series D-14 Specified Redemption Date in cash in an amount equal to the holder’s Capital Account after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder’s Capital Account is adjusted accordingly for the Series D-14 Preferred Units being redeemed.  Any such Series D-14 Redemption Right shall be exercised pursuant to notice of redemption comparable to the Notice of Redemption required under Section 8.6 of the Agreement (a “Series D-14 Notice of Redemption”) delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series D-14 Redemption Right (the “Series D-14 Redeeming Partner”).  Any redemption pursuant to the Series D-14 Redemption Right shall be subject to all of the provisions of the Agreement governing redemptions under Sections 8.6, 11.3.D, 11.6.E and 11.6.F of the Agreement as if it were a redemption under that section, except as otherwise provided herein.  Notwithstanding the foregoing to the contrary, the provisions of Section 8.6.B shall not apply to any redemption of the Series D-14 Preferred Units.

b)    The Series D-14 Redeeming Partner shall have no right with respect to any Series D-14 Preferred Units so redeemed to receive any distributions paid after the Series D-14 Specified Redemption Date, unless the record date for the distribution preceded the Series D-14 Specified Redemption Date.  If the record date for such distribution was a date prior to the Series D-14 Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series D-14 Specified Redemption Date, such Series D-14 Redeeming Partner shall be required, as a condition of the redemption of such Series D-14 Preferred Units, to pay the amount of such distribution to the Partnership (if such Series D-14 Preferred Units are redeemed for cash) or to the General Partner (if such Series D-14 Preferred Units are redeemed for Series D-14 Preferred Shares).

c)     The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.E, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee.  In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Price and any accumulated and unpaid distributions shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

2.     General Partner Assumption of Right.  a)  If the holder of the Series D-14 Preferred Units has delivered a Series D-14 Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy the Series D-14 Redemption Right by paying to the Redeeming Partner either (x) an amount equal to the holder’s Capital Account for the Series D-14 Preferred Units being redeemed after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder’s Capital Account is adjusted accordingly or (y) in the form of Series D-14 Preferred Shares, as set forth in paragraph (b) below; provided, however, that if and to the extent that such exchange would, based solely on the Series D-14 Preferred Shares acquired by such holder directly from the General Partner in satisfaction of a Series D-14 Redemption Right and those Series D-14 Preferred Shares acquired directly by such holder from the General Partner in prior exercises of the Series D-14 Redemption Right, result in the Series D-14 Preferred Shares being delivered in satisfaction of the Series D-14 Redemption Right being issued to such holder as “Excess Stock” (as such term is used in Article VI of the REIT’s Declaration of Trust), then, so long as any waiver granted pursuant to Section 6.6(l) of the Declaration of Trust of the ownership limits that includes such holder shall not have been terminated in accordance with its terms, the General Partner may instead satisfy such Series D-14 Redemption Right by paying the Redeeming Partner the amount specified in clause (x) in respect thereof.  If the holder of the Series D-14 Preferred Units has delivered a Series D-14 Notice of Redemption, it shall, concurrent with such delivery, provide to the REIT and its counsel such representations, warranties and covenants as are necessary for the REIT to deliver a waiver pursuant to Section 6.6(l) of the Declaration of Trust.  Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Series D-14 Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Series D-14 Redemption Right.  In the event the General Partner shall exercise its right to satisfy the Series D-14 Redemption Right in the manner described in the first sentence of this paragraph (ii) and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Series D-14 Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner.  Nothing contained in this paragraph (ii) shall imply any right of the General Partner to require any holder of Series D-14 Preferred Units to exercise the Series D-14 Redemption Right afforded pursuant to paragraph (i) above.

b)    In the event that the Partnership redeems Series D-14 Preferred Units for cash in accordance with Section 2.E(i)(a), the units so redeemed shall be terminated.  In the event that the General Partner determines to pay the Redeeming Partner in the form of Series D-14 Preferred Shares, the General Partner shall issue to the Series D-14 Redeeming Partner one Series D-14 Preferred Share for each Series D-14 Preferred Unit being redeemed (subject to modification as set forth in paragraph (c) below and subject to adjustment in the case of splits, subdivisions or combinations of the Series D-14 Preferred Shares that do not result in an appropriate adjustment to the Series D-14 Preferred Units), whereupon the General Partner shall acquire the Series D-14 Preferred Units offered for redemption by the Series D-14 Redeeming Partner and shall be treated for all purposes of the Agreement as the owner of such Series D-14 Preferred Units.  Any accumulated and unpaid distributions on such Series D-14 Preferred Units to the date of such redemption shall also be deemed to be accrued and accumulated on the Series D-14 Preferred Shares paid to the Series D-14 Redeeming Partner in consideration of such Series D-14 Preferred Units at the time of the issuance of such Series D-14 Preferred Shares.

c)     In the event that there shall be outstanding at any time both Series D-14 Preferred Shares and Series D-14 Preferred Units and the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Series D-14 Preferred Shares), in each case as a result of which the Series D-14 Preferred Shares are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), thereafter the Redemption Price payable by the General Partner in respect of one Series D-14 Preferred Unit shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one Series D-14 Preferred Share; and the General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.  In case there shall be outstanding Series D-14 Preferred Units and no Series D-14 Preferred Shares and the General Partner shall be a party to any merger or consolidation in which the General Partner is not the surviving entity, then the Series D-14 Preferred Shares deliverable by the General Partner thereafter in redemption of Series D-14 Preferred Units pursuant to clause (ii) above shall be shares of the surviving entity or any entity controlling the surviving entity having the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially similar to those set forth in Schedule 1 to this Exhibit AG.

d)    Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Series D-14 Preferred Shares upon exercise of the Series D-14 Redemption Right.

3.     Exceptions to Exercise of Redemption Right.  Notwithstanding the provisions of paragraphs (1) and (2) above, a Partner shall not be entitled to exercise the Series D-14 Redemption Right if (but only as long as) the delivery of Series D-14 Preferred Shares to such Partner on the Series D-14 Specified Redemption Date (a) would be prohibited under the Declaration of Trust, or (b) as long as the Common Shares or any previously issued Series D-14 Preferred Shares are Publicly Traded, would be prohibited under applicable federal or state securities laws or regulations (assuming the General Partner would in fact assume and satisfy the Series D-14 Redemption Right).

4.     No Liens on Partnership Units Delivered for Redemption.  Each holder of any Series D-14 Preferred Units covenants and agrees with the General Partner that all Series D-14 Preferred Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Series D-14 Preferred Units which are or may be subject to any liens.  Each holder of Series D-14 Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D-14 Preferred Units to the Partnership or the General Partner, such holder shall assume and pay such transfer tax.

F.     Conversion.  The Series D-14 Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of the General Partner Entity or the Partnership at the option of any holder of Series D-14 Preferred Units, except as provided in Sections D and E hereof.

G.    Ranking.  1.  Any class or series of Partnership Units shall be deemed to rank:

a)     prior to the Series D-14 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D-14 Preferred Units;

b)    on a parity with the Series D-14 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series D-14 Preferred Units, if the holders of such Partnership Units of such class or series and the Series D-14 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account (“Parity Units”); and

c)     junior to the Series D-14 Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Class A Units or if the holders of Series D-14 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series (“Junior Units”).

2.     The Series A Preferred Units, Series B-1 Convertible Preferred Units, the Series B-2 Convertible Restricted Preferred Units, Series B Pass-Through Preferred Units, Series C-1 Convertible Preferred Units, Series C Pass-Through Preferred Units, Series D-1 Preferred Units, Series D-2 Preferred Units, Series D-3 Preferred Units, Series D-4 Preferred Units, Series D-5 Preferred Units, Series D-6 Preferred Units, Series D-7 Preferred Units, Series D-8 Preferred Units, Series D-9 Preferred Units, Series D-10 Preferred Units, Series D-11 Preferred Units, Series D-12 Preferred Units, D-13 Preferred Units, Series E-1 Convertible Preferred Units, Series E Preferred Units, Series F-1 Preferred Units, Series  F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units shall be Parity Units with respect to the Series D-14 Preferred Units and the holders of the Series D-14 Preferred Units and Series A Preferred Units, Series B-1 Convertible Preferred Units, the Series B-2 Restricted Preferred Units, Series B Pass-Through Preferred Units, Series C-1 Convertible Preferred Units, Series C Pass-Through Preferred Units, Series D-1 Preferred Units, Series D-2 Preferred Units, Series D-3 Preferred Units, Series D-4 Preferred Units, Series D-5 Preferred Units, Series D-6 Preferred Units, Series D-7 Preferred Units, Series D-8 Preferred Units, Series D-9 Preferred Units, Series D-10 Preferred Units, Series D-11 Preferred Units, Series D-12 Preferred Units, D-13 Preferred Units, Series E-1 Convertible Preferred Units, Series E Preferred Units,

Series F-1 Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units  shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not payable due to a lack of funds in the Nongovernmental Account and except that:

a)     the Series D-14 Preferred Units shall be Preference Units and shall receive distributions on a basis pari passu with other Partnership Units, if any, receiving distributions pursuant to Section 5.1.B(i) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account; and

b)    Distributions made pursuant to Subsections G(ii)(a) of this Exhibit AG shall be made pro rata with other distributions made to other Partnership Units as to which they rank pari passu based on the ratio of the amounts to be paid the  Series D-14 Preferred Units and such other Partnership Units, as applicable, to the total amounts to be paid in respect of the Series D-14 Preferred Units and such other Partnership Units taken together on the Partnership Record Date, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent such distributions may not be paid due to a lack of funds in the Nongovernmental Account.

3.     For purposes of allocations of items made pursuant to Article VI of the Agreement, the Series D-14 Preferred Units shall be Preference Units and shall be allocated items pari passu with the allocation of items to holders of Preference Units (i.e., as allocated in Section 6.1.A (ii) and Section 6.1.B (x) of the Agreement) and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to Preference Units, as applicable; references to Preference Units in Article VI of the Agreement shall be deemed to also refer to Series D-14 Preferred Units except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series D-14 Preferred Units in a pro rata manner with such distributions, if any, made to the Preference Units.

H.    Voting.  1.  Except as provided in this Section H or as required by law, the holders of the Series D-14 Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

2.     So long as any Series D-14 Preferred Units are outstanding, the General Partner shall not authorize the creation of or cause the Partnership to issue any additional Series D-14 Preferred Units or any Partnership Units of any class or series or any interest in the Partnership convertible into or exchangeable for Partnership Units of any class or series ranking prior to the Series D-14 Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or the Partnership or in the payment of distributions, or reclassify any Partnership Units of the Partnership into any such senior Partnership Units other than issuances of additional Series D-14 Preferred Units (i) to all of the then existing holders of Series D-14 Preferred Units on the same terms pursuant to and to the extent permitted by Section 2.A of this Exhibit AG and (ii) to the General Partner Entity in connection with an issuance of Series D-14 Preferred Shares.

3.     So long as any Series D-14 Preferred Units are outstanding, in addition to any other vote or consent of unit holders required by the Agreement of Limited Partnership or of shareholders required by the Declaration of Trust, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series D-14 Preferred Units at the time outstanding given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (a) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the Series D-14 Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Junior Shares with respect to the Series D-14 Preferred Shares or any units of any class or series ranking on a parity with the Series D-14 Preferred Shares (other than additional Series D-14 Preferred Shares) shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Series D-14 Preferred Shares or (b) any amendment, alteration or repeal the provisions of the Agreement that would materially and adversely affect the voting powers, rights or preferences of the Series D-14 Preferred Units; provided, however, that an Extraordinary Transaction or a sale or lease of all of the Partnership’s assets as an entirety shall be deemed not to materially and adversely affect such voting powers, rights or preferences of the Series D-14 Preferred Units or the Partners holding such Series D-14 Preferred Units or (c) an increase in the authorized number of Series D-14 Preferred Units or (d) the authorization or creation of, or the increase in the authorized or issued amount of, any shares of any class or series or any security convertible into or exchangeable for shares of any class or series ranking prior to the Series D-14 Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or in the payment of dividends or distributions; provided, however, that, in the case of each of subparagraphs (a), (b), (c) and (d), no such vote of the holders of Series D-14 Preferred Units shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, provision is made or there is set apart for payment an amount for the redemption of all Series D-14 Preferred Units at the time outstanding in accordance with the provisions hereof.

I.      General.  1.  At such time, if any, as the General Partner becomes a holder of Series D-14 Preferred Units, the rights of the General Partner, in its capacity as the holder of the Series D-14 Preferred Units, will be in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Agreement; provided, however, that so long as any person or entity other than the General Partner holds any Series D-14 Preferred Units, the General Partner shall not cast any votes as a holder of Series D-14 Preferred Units, the Series D-14 Preferred Units held by the General Partner shall be deemed not to be outstanding for the purposes of any vote of the holders of Series D-14 Preferred Units and the votes represented by the Series D-14 Preferred Units held by the General shall not be “votes entitled to be cast” by the holders of Series D-14 Preferred Units. In addition, nothing contained in this Exhibit AG shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of Series D-14 Preferred Units.

2.     Anything herein contained to the contrary notwithstanding, the General Partner shall take all steps that it determines are necessary or appropriate (including modifying the foregoing terms of the Series D-14 Preferred Units) to ensure that the Series D-14 Preferred Units (including, without limitation the redemption and conversion terms thereof) permit the General Partner to satisfy its obligations with respect to the Series D-14 Preferred Shares (including, without limitation, its obligations to make dividend payments on the Series D-14 Preferred Shares), if and when any such shares are issued, it being the intention that, except to the extent provided in Schedule 1 to this Exhibit AG, the terms of the Series D-14 Preferred Shares will be the same as the terms of the Series D-14 Preferred Units in all material respects.

EXHIBIT A

[See Attached]

Schedule 1